Exhibit 10.1

Mr. George Hu

Dear George,

On behalf of Twilio Inc., a Delaware corporation (the “Company” or “us”), I am pleased to offer you the position of Chief Operating Officer of the Company. Speaking for myself, as well as the other members of the Company’s management team, we are all very impressed with your credentials and we look forward to your future success in this position.

The terms of your new position with the Company are as set forth below:

1.                                      Position. You will be the Chief Operating Officer (“COO”) of the Company and you shall report only to the Company’s Chief Executive Officer (“CEO”). As COO, you shall initially be responsible for the Company’s strategic planning processes and operational cadence, for the Company’s commercial activities, including GTM (sales and marketing), and for corporate development and business development, all on a global basis. Sales, Marketing, Corporate Development, and Business Operations shall report to you. Over time, it is expected that your responsibilities will increase to encompass a wider range of the Company’s operational functions. You will work out of the Company’s offices in San Francisco, California.

You agree that to the best of your ability and experience you will at all times loyally and conscientiously perform all of the duties and obligations required of you pursuant to the terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company.

Notwithstanding the foregoing, you may serve on other for-profit companies’ boards of directors and/or advisory boards, providing the for-profit companies do not compete with the Company, you are able to perform all of your duties under this letter agreement, and the Company approves in writing, which approval shall not be unreasonably withheld or delayed. For the avoidance of doubt, the Company acknowledges that you currently serve on the Plangrid, Inc. board of directors, which is hereby approved. In addition, providing you are able to perform all of your duties under this letter agreement, you may teach, lecture, manage your family investments and participate in any volunteer, non-profit, religious, civic, or cultural activities, including service on any non-profit board. You may also own up to one percent (1%) of any public company and participate as a limited partner in any investment fund or vehicle, without regard to the competitive nature of the enterprises or portfolio companies, providing that you have no active role in the enterprises or portfolio companies.

2.                                 Start Date. You will commence your new position with the Company on February 28, 2017 (the “Start Date”).

3.                                 Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.

4.                                 Compensation.

a.              Base Salary. You will receive a gross base annual salary, subject to normal payroll taxes and withholdings, of $600,000 (“Base Salary”). Although calculated on an annual basis, your Base Salary will be payable in equal installments on a semi-monthly basis on the 15th and the 30th (or last day of the month, if not applicable) of each month pursuant to the Company’s regular payroll policy.

b.              Time-Based Options. Subject to approval by unanimous written consent (“UWC”) of the Board or the Compensation Committee of the Board (the “Compensation Committee”) with such UWC to be provided to the Board or Compensation Committee by no later than close of business on your Start Date, you will be granted an option to purchase 900,000 shares (“Shares”) of the Company’s Class A Common Stock (the “First Option”), at a per share exercise price equal to the fair market value of a share of the Company’s Class A Common Stock on the date that your First Option is granted. The First Option shall have a seven-year term. Twenty-five percent (25%) of the Shares subject to the First Option shall vest on the first anniversary of your Start Date and the remaining Shares subject to the First Option shall vest in equal monthly installments over the following three years, subject to your continued service through each vesting date, but in all cases, subject to the terms of this letter agreement. We will recommend to the Board that your First Option be classified as an “incentive stock option” within the meaning of Section 422 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), to the maximum extent permissible under the Code. The First Option will be subject to the terms and conditions of the Company’s 2016 Stock Option and Incentive Plan (the “Plan”) and the applicable form of stock option agreement (“SOA”) thereunder, which you will be required to sign as a condition to receiving your First Option. Both the Plan and SOA shall be in substantially the same forms filed with the Securities and Exchange Commission, but the terms of the form SOA shall be modified, as necessary, to include and conform to the terms of this letter agreement.

If your employment is (i) terminated by us for any reason other than your death, disability or for Cause (as “Cause” is defined below) or (ii) terminated by you for Good Reason (as “Good Reason” is defined below), in any case, within the first two years of your employment with us, then subject to your delivery and non-revocation, within 60 days after the termination of your employment, of a release of claims in favor of the Company and its affiliates, which release shall be negotiated in good faith with you and shall contain customary carve outs, including carve outs for all of your rights to indemnification and insurance coverage (the “Release Requirement”), the First Option shall be accelerated with respect to a number of shares sufficient for 50% of the total grant (450,000 Shares) to be fully vested as of the date of your termination of employment.

In addition, the SOAs for the First Option, the Performance Options described below, and any other options later granted to you, if any, (whenever granted by the Board or Compensation Committee) shall provide that, with respect to each option, (i) in all circumstances, the post-termination of employment exercise period for all of your vested shares shall be no less than three months after your employment termination date (but in no event later than the original term of the applicable option); (ii) if your employment is terminated by us without Cause or by you for Good Reason, then subject to the Release Requirement, the post-termination exercise period for all of your vested shares shall be extended to 18 months following the date of your termination of employment (but in no event later than the original term of the applicable option); and (iii) the definition of “Cause” shall be the definition of “Cause” used in this letter agreement.

c.               Performance-Based Options. Subject to approval by UWC of the Board or the Compensation Committee with such UWC to be provided to the Board or Compensation Committee by no later than close of business on your Start Date, you will also be granted three options to purchase an aggregate of 555,000 shares of the Company’s Class A Common Stock (collectively, the “Performance Options” and each, a “Performance Option”), at a per share exercise price equal to the fair market value of a share of the Company’s Class A Common Stock on the date that your Performance Options are granted. Each Performance Option will have a seven year term. Each Performance Option will be an option to purchase 185,000 shares of the Company’s Class A Common Stock. The Performance Options will only begin to vest if certain performance conditions are met by a specified date, as set forth in Exhibit A attached hereto. For the avoidance of doubt, each of the three Performance Options will have separate performance conditions. If the conditions applicable to a Performance Option are met, then 50% of the shares of Company’s Class A Common Stock subject to the applicable Performance Option will vest when the performance conditions are first met and the remaining 50% of the shares subject to the applicable Performance Option will vest in 24 equal monthly installments thereafter, subject to your continued service with us through each vesting date. The Performance Options will be subject to the terms and conditions of the Plan and the SOAs thereunder, which you will be required to sign as a condition to receiving your Performance Options (with the SOA to be in substantially the same form as filed with the Securities and Exchange Commission, but the terms of the form SOA shall be modified, as necessary, to include and conform to the terms of this letter agreement).

In the event of a Sale Event (as defined in the Plan) while you are still employed by us, any part of the Performance Options that remain outstanding and unvested immediately prior to such Sale Event shall be deemed to have satisfied the applicable performance conditions as of immediately prior to the Sale Event, such that (i) 50% of the then unvested shares subject to the outstanding Performance Option(s) shall vest on the date of such Sale Event and (ii) the remaining 50% of the then unvested shares subject to the outstanding Performance Option(s) will be subject to time-based vesting in 24 equal monthly installments commencing on the date of such Sale Event, subject to your continued employment with us or our successor.

Notwithstanding any other term in this letter agreement, if (A) your employment is (i) terminated by us for any reason other than your death, disability or for Cause or (ii) terminated by you for Good Reason, in either case, within the first two years after your Start Date and (B) you are within 15% of attaining the applicable performance condition for one or more of the Performance Options as of the end of the quarter that ended immediately prior to the quarter in which such termination occurs, then, subject to the Release Requirement, the vesting of all of the shares subject to the applicable Performance Option(s) that are within 15% of attaining the applicable performance condition shall be 100% accelerated and fully vested and exercisable as of your date of termination.

d.              Restricted Stock Units: Subject to approval by UWC of the Board or the Compensation Committee with such UWC to be provided to the Board or Compensation Committee by no later than the close of business on your Start Date, you will be granted restricted stock units for 100,000 shares of the Company’s Class A Common Stock (the “RSUs”). Twenty-five percent (25%) of the RSUs shall vest on the first anniversary of your Start Date and the remaining RSUs shall vest in equal quarterly installments over the following three years, subject to your continued service through each vesting date, but in all cases, subject to the terms of this letter agreement. The RSUs will be subject to the terms and conditions of the Plan and the applicable form of restricted stock unit agreement (“RSA”) thereunder, which you will be required to sign as a condition to receiving the RSUs. Both the Plan and RSA shall be in substantially the forms filed with the Securities and Exchange Commission, but the terms of the form RSA shall be modified, as necessary, to include and conform to the terms of this letter agreement.

If your employment is (i) terminated by us for any reason other than your death, disability or for Cause or (ii) terminated by you for Good Reason, in any case, within the first two years of your employment with us, then subject to the Release Requirement, the RSUs shall be accelerated with respect to a number of shares sufficient for 50% of the total grant (50,000 shares) to be fully vested as of the date of your termination of employment.

e.               Definition of Cause: For purposes of this letter agreement, “Cause” shall mean only the occurrence of any one or more of the following events: (i) your willful and repeated conduct constituting a material act of misconduct in connection with the performance of your duties, including, without limitation, misappropriation of funds or property of the Company or any of its subsidiaries or affiliates other than the occasional, customary and de minimis use of Company property for personal purposes; (ii) your conviction of, or plea of guilty or no contest to, any felony or any crime involving moral turpitude, deceit, dishonesty or fraud; (iii) your continued failure to attempt to make a good faith effort to perform your duties to the Company (other than by reason of your physical or mental illness, incapacity or disability, or as a result of a leave of absence approved in writing by the Company or authorized by law); (iv) your material breach of any of the provisions contained in the Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement entered into between you and the Company; (v) your material violation of the Company’s written employment policies regarding anti-harassment or the Foreign Corrupt Practices Act; or (vi) your failure to reasonably cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed in writing by the Company to cooperate, or your willful destruction or willful failure to preserve documents or other materials known to be relevant to such investigation after the Company has instructed you in writing to preserve such documents, or your instruction to others not to cooperate with, or not to produce documents or other materials in connection with, such investigation; provided that, except in the case of clause (ii), the Company provides you with written notice of the circumstances it believes constitute “Cause” and you fail to cure such circumstances within 30 days thereafter, and further providing, if you cure such circumstances, “Cause” shall not exist in that instance.

f.                Definition of Good Reason: For purposes of this letter agreement, “Good Reason” and “Good Reason Process” shall have only the meanings given such terms in the Company’s Executive Severance Plan (the “Severance Plan”) (meaning Severance Plan Section 2(j)(i)-(iv) and the sentence following 2(j)(iv) (but not the reference to a “change in the reporting relationship” in such sentence) and Section 2(k) shall apply to the definition of Good Reason in this letter agreement) plus the following two additional clauses to Section 2(j): (v) any requirement by the Company that you report to someone other than the Company’s CEO; provided, that this clause shall not be triggered in the event the Company undergoes a Sale Event and you continue to report to the same person post-Sale Event who you reported to before the Sale Event; and (vi) a material breach by the Company of a material term of this letter agreement or of an equity award agreement between you and the Company. For the avoidance of doubt, the two additional clauses above are subject to satisfaction of the Good Reason Process (as defined in the Severance Plan). In addition, the following modification to the Severance Plan shall apply to you: clause (v) of the definition of “Good Reason Process” in the Severance Plan shall be revised to change 30 days to 90 days.

5.                                               Severance. You shall be a “Covered Executive” for purposes of the Severance Plan and you shall be eligible for severance benefits thereunder; provided that (a) “Cause” and “Good Reason” for purposes of the Severance Plan as it applies to you shall be only as defined in this letter agreement; (b) you shall be a participant (i.e., a “Covered Executive”) in the Severance Plan for the entire time of your employment with the Company; and (c) Section 17 of the Severance Plan shall not apply to you.

6.                                      Expenses. You shall receive reimbursement for all reasonable expenses that you incur in connection with the performance of your duties for the Company. You will be reimbursed for such expenses in compliance with the Company’s policies and guidelines so long as you provide receipts.

7.                                      Paid Time Off/Vacation. Due to the Company’s dynamic environment, it does not have a formal vacation or paid time off policy. Paid time for vacation may be taken as needed with the approval of your supervisor. There is no minimum or maximum amount of time given and employees do not earn a specific amount of paid time off. It is expected that employees will take time off as needed but not to the point where productivity is adversely affected. Since the Company does not have a formal vacation policy and time off is not earned or tracked, there will be no pay-out of vacation upon separation from employment.

8.                                      Proprietary Information and Inventions Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution and delivery to the Company of the Company’s Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement, as amended, a copy of which is hereto at Exhibit B for your review and execution (the “PIIA”).

9.                                      At-Will Employment. Your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability, providing that, in all cases, you and the Company abide by the terms of this letter agreement. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, reporting relationship, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, subject in all cases, to the Good Reason clause in this letter agreement, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized officer of the Company.

10.                               Miscellaneous.

(i)                                You represent and warrant that you are not subject to any agreement or understanding with any current or prior employer or business (or any other entity or person) which would, in any manner, preclude you from fulfilling any of the duties or obligations you would have with the Company or which would result in any additional payment from the Company.

(ii)                             You agree that no agreements or representations, verbal or written, with respect to the subject matter of our offer have been made to you other than those set forth in this letter, and/or referenced in this letter. To the extent any such agreements or representations were made, this letter agreement, and the documents referenced in this letter agreement, such as your equity agreements, supersede any and all previous offers, statements, agreements and representations made to you in the course of discussions and negotiations for this offer. Changes to the terms of this letter agreement require a written modification signed on behalf of the Company.

(iii)                          The Company shall provide you administrative support customary for your position.

(iv)                              Following a Sale Event, you shall not be required to travel on behalf of the Company (or its successor) in excess of 30% of the business days in any calendar quarter, and a requirement by the Company (or its successor) (following a Sale Event) that you travel on behalf of the Company (or its successor) in excess of 30% of the business days in a calendar quarter, shall be a material breach of this letter agreement, subject, in all cases, to the Good Reason Process.

11.                               Company Benefits. You may participate in the Company’s employee benefit plans to the fullest extent permitted by the Company’s employee benefit plans, including, without limitation, the Company’s medical, dental and vision plans.

12.                               Attorneys’ Fees. The Company shall pay all of the attorneys’ fees you incur in connection with the negotiation and review of this letter agreement and related agreements, up to a maximum amount of $25,000.

13.                               Indemnification Agreement. Contemporaneously with entering into this letter agreement, you and the Company shall enter into the indemnification agreement (the “Indemnification Agreement”) attached as Exhibit C to this letter agreement.

14.                               Insurance Coverage. At all times during and after your employment, you shall be a named insured on the Company’s directors and officers (“D&O”) liability insurance policy(ies), errors and omissions insurance policy(ies) and employment practices liability insurance policy(ies).

15.                               No Mitigation. You shall have no duty to mitigate any breach by the Company of this letter agreement. In addition, you shall receive all of the severance pay, equity acceleration and other benefits set forth in this letter agreement whether or not you obtain and/or are working for another employer and/or performing consulting work.

16.                               IRC §§ 409A and 280G. Section 11 of the Severance Plan regarding Code Section 409A and Section 8 of the Severance Plan regarding Section 280G are specifically incorporated herein by reference.

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We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer as set forth above, please sign and date this letter in the space provided below and return it to me, along with a signed and dated copy of the PIIA and the Indemnification Agreement. This letter agreement, including the exhibits hereto, together with the PIIA, stock option agreements, restricted stock unit agreement (and notices of equity grants), Indemnification Agreement, and Severance Plan referenced in this letter agreement, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter agreement may not be modified or amended except by a written agreement, signed by the Company and by you.

Very truly yours,			ACCEPTED AND AGREED:

TWILIO INC.			GEORGE HU

By:	/s/ Karyn Smith		/s/ George Hu
Karyn Smith

	General Counsel	Date:	2/28/2017